Exhibit 99.1

              CROSSTEX ENERGY, INC. REPORTS SECOND QUARTER RESULTS

DALLAS, Aug. 9 /PRNewswire-FirstCall/ -- Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation) today reported net income of $1.7 million for the second quarter of 2005, compared to net income of $2.4 million for the comparable period in 2004. The Corporation's net income before income taxes and interest of non-controlling partners in the net income of Crosstex Energy, L.P. (Nasdaq:
XTEX) (the Partnership) was $4.4 million in the second quarter of 2005 and $5.9 million in the second quarter of 2004.

The Corporation's share of distributions, including distributions on its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, was $7.1 million for the second quarter. Its share of the distribution in the second quarter of 2004 was $5.7 million. The recently announced increase in the Partnership's distribution of $0.01 per unit increased the Corporation's share of distributions by $0.3 million, from $6.8 million in the first quarter of 2005 to $7.1 million in the second quarter of 2005.

About Crosstex

Crosstex Energy, Inc. owns the general partner, a 51 percent limited partner interest in and the incentive distribution rights of Crosstex Energy, L.P.

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and approximately 100 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 BCF/day of natural gas.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

                              (table to follow)

                              CROSSTEX ENERGY, INC.
                      Selected Financial and Operating Data
               (All amounts in thousands except per share numbers)

                                        Quarter Ended               Six Months Ended
                                           June 30,                      June 30,
                                 ---------------------------   ---------------------------
                                     2005           2004           2005           2004
                                 ------------   ------------   ------------   ------------
Revenues
  Midstream                      $    619,432   $    507,744   $  1,158,996   $    825,957
  Treating                             11,040          7,568         20,947         14,712
  Profit on Energy Trading
   Activities                             399            826            444          1,246
                                      630,871        516,138      1,180,387        841,915
Cost of Gas
  Midstream                           594,482        485,212      1,110,898        788,088
  Treating                              1,711          1,487          3,204          2,863

                                      596,193        486,699      1,114,102        790,951

Gross Margin                           34,678         29,439         66,285         50,964

Operating Expenses                     12,183         10,377         23,731         16,653
General & Administrative                8,144          5,213         14,824          9,234
Loss (Gain) on Sale
 of Property                             (120)           (22)          (164)           274
Depreciation and
 Amortization                           7,384          5,921         14,330         10,339

    Total                              27,591         21,489         52,721         36,500

Operating Income                        7,087          7,950         13,564         14,464

Interest Expense                       (3,057)        (2,180)        (6,345)        (3,297)
Other Income                              320            112            346            204
      Total Other Expense              (2,737)        (2,068)        (5,999)        (3,093)
Income Before Income Taxes
 and Interest of
 Non-controlling Partners
 in the Partnership's
 Net Income                             4,350          5,882          7,565         11,371
Income Tax Provision                   (1,047)        (1,365)        (2,034)        (2,547)
Interest of Non-controlling
 Partners in the
 Partnership's Net Income              (1,557)        (2,101)        (2,213)        (4,211)
Net Income                       $      1,746   $      2,416   $      3,318   $      4,613

Preferred Stock Dividends        $         --   $         --   $         --   $       (132)
Net Income Available to
 Common
Shareholders                     $      1,746   $      2,416   $      3,318   $      4,481

Basic Earnings per Common
 Share                           $       0.14   $       0.20   $       0.26   $       0.39

Diluted Earnings per Common
 Share                           $       0.14   $       0.19   $       0.26   $       0.36

Weighted Average Shares
 Outstanding:

   Basic                               12,736         12,096         12,542         11,521
   Diluted                             12,878         12,830         12,929         12,796

     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

CONTACT: Barry E. Davis, President and Chief Executive Officer, or
William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, Inc., +1-214-953-9500/
Web site:  http://www.crosstexenergy.com /